Exhibit 4.12

AMENDMENT

TO THE

SHAREHOLDERS AND WARRANTHOLDERS’ AGREEMENT

OF

U.S.I. HOLDINGS CORPORATION

The Shareholders’ and Warrantholders’ Agreement (the “Agreement”) of U.S.I. Holdings Corporation (the “Company”) shall be amended by:

(a)	Amending Article I, Definitions, of the Agreement by replacing the definition of the term “Public Offering” in its entirety with the following:

“Public Offering” means the consummation by the Company of an initial sale of its Common Stock in an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended.

(b)	Replacing Section 2.1(e), Expiration, in its entirety with the following:

(e) Expiration. The provisions contained in this Section 2.1 shall expire at the closing of a Public Offering.

[Signature page follows]

Dated: [    ], 2002

U.S.I. HOLDINGS CORPORATION

By:

Name:
Title:

Bellwether Investment Pte. Ltd.
Ceridian Corporation
Capital Z Financial Services Fund II, LP
Capital Z Financial Services Private Fund II, LP
Conning Insurance Capital Limited Partnership III
Conning Insurance Capital International Partners III, L.P.
CB Capital Investors, LP
CBD Holdings, Ltd.
Norwest Equity Capital, LLC
The Chubb Corporation
Continental Casualty Company
The Equitable Companies Incorporated
Norwest Equity Capital, LLC
Hambrecht & Quist Group
The Northwestern Mutual Life Insurance Company
Saratoga Partners III, L.P.
Saratoga Partners III, C.V.
Orion Capital Corporation
Royal Indemnity Company
Maryland Casualty Company
Kemper Corporation
Universal Underwriters Insurance
Federal Kemper Life Assurance Company
Fidelity Life Association
Kemper Investors Life Insurance Company
Fidelity & Deposit Company of Maryland
WLD Equity Partners 1999, LP
WLD Trust
The Paul Revere Life Insurance Company

Provident Life and Accident Insurance Company Provident Asset Trust I Travelers Insurance Company Travelers Indemnity Company Sovereign Bancorp, Inc.

By:

Name: Ernest J. Newborn, II
Title: Attorney-in-Fact